Exhibit 10.1

SECOND AMENDMENT TO THE AVROBIO, INC.

2018 STOCK OPTION AND INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the AVROBIO, Inc. 2018 Stock Option and Incentive Plan (the “Plan”), of AVROBIO, Inc. (the “Company”) is effective as of the date of approval by the Company’s stockholders (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

As of the Effective Date, the Plan shall be amended as follows:

1.Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 13,486,099 shares, subject to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards under the Plan and under the Company’s Amended and Restated 2015 Stock Option and Grant Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) (including, for the avoidance of doubt, any such shares of Stock that are subject to such treatment between March 2, 2022 and the Effective Date) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed 40,458,297, subject in all cases to adjustment as provided in Section 3(c). Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

2.	A new Section 3(e) of the Plan is hereby inserted as follows:

(e)

Minimum Vesting. Subject to Sections 2(b)(v) and 3(d), any Awards that settle in Stock (other than such Awards representing a maximum of five percent (5%) of the Stock reserved for issuance under this Plan, subject to adjustment as provided in Section 3(c)) shall be granted subject to a minimum time-vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date.

3.	The second sentence of Section 19 of the Plan is hereby deleted in its entirety and replaced with the following:

No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date or the effective date of stockholder approval of any amendment to add shares to the Plan, and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan (or most recent amendment to add shares to the Plan) is approved by the Board.

4.	Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of March 2, 2022.

AVROBIO, INC.

By:	/s/ Geoff MacKay
Name: Geoff MacKay
Title: CEO and President